Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Pervasip Corp. on Form S-8, File No. 333-120812 and File No. 333-160234 of our report dated March 15, 2010 with respect to our audit of the consolidated financial statements of Pervasip Corp. and subsidiaries as of November 30, 2009 and 2008 and for the years ended November 30, 2009 and 2008, which report is included in this Annual Report on Form 10-K of Pervasip Corp. and subsidiaries for the years ended November 30, 2009 and 2008.

Nussbaum Yates Berg Klein & Wolpow, LLP

Melville, New York
March 15, 2010